Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202802
Prospectus

PARKERVISION, INC.

225,000 SHARES OF COMMON STOCK

This prospectus covers up to 225,000 shares of our common stock that may be offered for resale or otherwise disposed of by the selling shareholders set forth in “Selling Shareholders” beginning on page 15 of this prospectus, including their pledgees, assignees or successors-in-interest. These shares include (i) 200,000 shares issuable upon the exercise of a warrant issued by us on July 8, 2016, and (ii) 25,000 shares issued to our general counsel in payment of legal fees on January 26, 2015.

We will not receive any proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent the warrant is exercised, however, we will receive up to an aggregate of $650,000 of gross proceeds. We expect to use proceeds received from the exercise of the warrant, if any, to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “PRKR.” On July 27, 2016, the last reported sale price of our common stock was $5.74.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2016

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	9
NOTE ON FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
SELLING SHAREHOLDERS	15
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	18
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION	19
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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” and “our” mean ParkerVision, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

Company Summary

General

We are in the business of innovating fundamental wireless technologies. We design, develop and market our proprietary radio frequency, or “RF,” technologies and products for use in wireless communication products and applications. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States, or the “U.S.,” and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.

Recent Developments

Patent License and Settlement Agreement with Samsung

On July 15, 2016, we entered into a Patent License and Settlement Agreement with Samsung Electronics Co., Ltd. and its affiliates, collectively “Samsung.” Under the terms of the agreement, we granted Samsung a perpetual, worldwide license to our current patent portfolio, subject to certain exclusions. We also agreed to terminate Samsung from the U.S. International Trade Commission, or the “ITC,” investigation and to dismiss our claims against Samsung in two district court cases. Refer to “ITC Complaint and Other Litigation” for a further discussion of these cases. The parties agreed not to disclose the specific financial terms of the agreement.

ITC Complaint and Other Litigation

In December 2015, we filed a complaint with the ITC, alleging that Apple, Inc., or “Apple,” LG Electronics, Inc., LG Electronics U.S.A., Inc., and LG Electronics MobileComm U.S.A., Inc., or collectively “LG,” Samsung, and Qualcomm Incorporated, or “Qualcomm,” have engaged in unfair trade practices by unlawfully importing into the U.S. and selling various products that infringe certain of our patents. The complaint requested that the ITC bar the defendants from continuing to import and sell infringing products in the U.S. We filed a corresponding patent infringement complaint in the Middle District of Florida against these same defendants alleging infringement of four of our patents. In January 2016, the ITC instituted an investigation based on our complaint. Following the ITC institution decision, the corresponding district court case against these defendants and the ongoing district court proceeding against Qualcomm, HTC (HTC Corporation and HTC America, Inc.), and Samsung that was filed in 2014 have been stayed pending the outcome of the ITC proceedings. In July 2016, we filed a motion to dismiss Samsung from the ITC action and both district court infringement cases as a result of a patent license and settlement agreement reached between the parties. The actions are still ongoing with respect to the remaining parties.

In June 2016, our wholly-owned German subsidiary, ParkerVision GmbH, filed a complaint against LG Electronics Deutschland GmbH, a German subsidiary of LG Electronics, for infringement of one of our European patents. The hearing for this case is scheduled for November 2016.

All of our current litigation, including the ITC investigation, is being funded under third-party litigation funding arrangements (see discussion below) and contingency funding relationships with legal counsel.

Litigation Funding

In February 2016, we entered into an agreement with Brickell Key Investments LP, or “BKI,” a special purpose fund under the management of Juridica Asset Management Limited, to fund the ITC and related district court action, or the “Funded Actions.” We received $11 million from BKI to be used primarily for payment of legal fees and expenses for the Funded Actions. Under the terms of the funding agreement, we will reimburse and compensate BKI from gross proceeds generated from our patent assets, including the Funded Actions and our other patent enforcement actions and patent monetization activities, up to an agreed minimum return. Thereafter, BKI is entitled to a prorated portion of proceeds solely from the Funded Actions and only to the extent the proceeds from Funded Actions exceed the specified minimum return.

In May, 2016, BKI exercised its right under the agreement to fund an additional $2 million, or the “Additional Funds,” to be used to pay our legal fees and expenses in connection with specified future patent enforcement actions. The agreement was amended to provide that one-half of the Additional Funds will be restricted for a specific use with the remainder usable by us for working capital purposes. The amendment also provides that BKI will be compensated for the Additional Funds on substantially the same terms and conditions set forth in the original agreement. The legal fees and expenses for our German complaint filed in June 2016 will be funded with the Additional Funds received from BKI.

In connection with the BKI agreement, in February 2016, we issued BKI a warrant for the purchase of up to 250,000 shares of our common stock at an exercise price of $3.50 per share. In connection with the amendment to the agreement, on May 27, 2016, we exchanged BKI’s warrant for a new warrant, or the “BKI warrant,” to purchase up to 350,000 shares of our common stock at an exercise price of $2.00 per share. The BKI warrant is exercisable for five years from the date of issuance and provides the holder with piggy-back registration rights. The BKI warrant is included in a resale registration statement filed on Form S-3 on July 25, 2016.

We granted BKI a senior security interest in our assets until such time as the specified minimum return has been paid, at which time, the security interest will be released except with respect to the proceeds and patents specific to the Funded Actions. The security interest is enforceable by BKI in the event that we are in default under the agreement.

Funds received from Samsung as a result of our recent patent license and settlement agreement with them are expected to be used to reimburse BKI under the funding agreement.

Private Placement

On July 6, 2016, we consummated the sale of 1,090,909 shares of our common stock in a private placement, or the “July private placement,” at a price of $2.75 per share, pursuant to a securities purchase agreement dated July 6, 2016 with an accredited investor. The sale of the shares generated total gross proceeds of approximately $3.0 million. The total number of shares sold in the July private placement represented 9.3% of the issued and outstanding shares of our common stock immediately prior to the entry into the securities purchase agreement. On July 25, 2016, we filed a resale registration statement on Form S-3 to register the shares sold in the private placement. We have committed to cause the registration statement to become effective by September 19, 2016 (or, in the event of a “full review” by the Securities and Exchange Commission, October 4, 2016). However, if we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, we will cause the registration statement to become effective on the fifth trading day following such notice. The registration rights agreement provides for liquidated damages upon the occurrence of certain events, including failure by us to cause the registration statement to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by the investor for the shares purchased by the investor affected by the event that are still held by the investor upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%.

Warrant Exchange

On July 8, 2016, we entered into an agreement with 1624 PV, LLC, or “1624,” for the exchange of all of the warrants held by them. 1624 agreed to exchange three common stock purchase warrants, or the “old warrants,” each entitling 1624 to acquire up to 188,406 shares of our common stock at exercise prices of $15, $25 and $35, respectively, and expiring on January 15, 2018, for a new common stock purchase warrant, or the “new warrant,” entitling 1624 to acquire up to 200,000 shares of our common stock at an exercise price of $3.25 per share and expiring on June 16, 2018. The new warrant is substantially in the form of the old warrants, except for the changes described above. As a result of the exchange, the number of shares of our common stock subject to warrants decreased by 365,218 shares.

Development of Our Business

Our business has been primarily focused on the development, marketing and legal enforcement of our RF technologies for mobile and other wireless products and applications. Our technologies represent among other things, unique, proprietary methods for processing RF waveforms in wireless applications. Our technologies apply to both transmit and receive functions of transmitters, receivers, and transceivers as well as other related RF communications functions. A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired RF power output level, in a single unified operation. A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal , as well as enabling the direct conversion of a baseband signal to a modulated RF carrier signal. This technology is also referred to as energy transfer sampling down conversion and/or pulse-shaping up conversion. We have developed these and a number of additional innovations which are protected by the intellectual property we have secured in various patent families for RF and related functions in RF-based communications.

Prior to 2005, our business was primarily focused on our direct conversion transceiver technology. Our business plan included efforts to license the technology as well as the development and sale of retail wireless networking products that incorporated the technology. In 2005, we exited our retail business activities in order to better focus on our licensing efforts and on product and component development, manufacturing and sales. This strategy coincided with the introduction of a new family of wireless technologies, the transmit, or d2p, technology family. Our primary target market became the mobile handset industry and over the next several years we focused our marketing and sales efforts within this industry.

In 2007, we entered into a licensing and engineering services agreement with VIA Telecom, Inc., or “VIA,” a CDMA baseband provider, under the terms of which VIA had the right to manufacture devices based on our technology and pay us a per unit royalty for the license. However, the license also provided us with the right to manufacture and sell such devices ourselves to third parties. Starting in 2009, because VIA had not manufactured any royalty-producing devices under this agreement, we began working with VIA on the joint development of reference platforms that incorporated our RF products and VIA’s baseband processors without the exchange of intellectual property rights. We also worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance. The results of these efforts were utilized to market our product to VIA’s customers. Starting in 2010, we modified our circuit layout and packaging to meet design requirements of specific VIA customers. In 2013, we entered into a formal development agreement with VIA whereby we would compensate VIA for the resources required for their development and ongoing support and maintenance of the custom interfaces between our products for a specific customer. Pursuant to the development agreement, VIA completed the custom interface for certain of its baseband processors. In 2014, we terminated our formal development agreement with VIA prior to VIA’s completion of the interface to its latest model baseband processor due to the uncertainty of the specific customer’s future use of the VIA baseband in its products. VIA subsequently sold its CDMA-based mobile assets, including its baseband processors, to Intel Corporation, or “Intel,” in 2015.

Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize our technology in a mobile handset application, our RF chipsets must interface with the baseband processor that generates the data to be transmitted and/or received. Although our technology is capable of interfacing with any baseband processor, the development of the interface between the baseband processor and our chipset requires a cooperative effort with the baseband provider. Accordingly, our marketing efforts were dependent on the activities of third parties. In addition, we believe our technology has been broadly infringed by other participants in our primary market thereby reducing the competitive advantage of our technologies. We believe these factors hindered our sales efforts, particularly in our primary market.

In 2011, through analysis of conference papers and tear down reports, we concluded that Qualcomm’s products were infringing our energy transfer sampling down conversion technology. Based on our belief that our technology is widely-deployed in the mobile handset market as a result of infringement of our patents, we began to more vigorously pursue an intellectual property licensing strategy which included enforcement actions. We filed our first patent infringement lawsuit against Qualcomm in July 2011, or the “Qualcomm I Action.” In 2013, a jury ruled in our favor and awarded us $173 million in damages. In 2014, the district court overturned this jury decision and in 2015, the appellate court upheld the district court’s ruling. On March 28, 2016, the Supreme Court of the United States denied our petition requesting a review of the appellate court’s decision. Despite the courts’ decisions in the Qualcomm I Action, we continue to believe that certain of our technologies are broadly infringed and have wide-spread application in the industry.

We plan to continue to vigorously pursue the successful commercialization of those technologies through every means available to us. We have a patent infringement case pending against Qualcomm and HTC filed in 2014 and a third infringement case pending against Apple, LG, and Qualcomm filed in December 2015. These cases have been stayed pending the resolution of our ITC action. Samsung has been dismissed as a defendant in these cases as a result of our recent patent license and settlement agreement with them. See “Recent Developments” above.

In addition to our licensing and related enforcement efforts, we began to shift our primary target market for products. In 2013, we focused our product development efforts on internally developed component products that target markets that use less integrated RF transceivers than the mobile handset market. In 2015 and 2016, we further leveraged our investment in these components by creating a line of WiFi end user products based on these internally-developed components and technologies.

Strategy

We have a three-part growth strategy for commercializing our innovations that includes intellectual property licensing and/or product ventures, intellectual property enforcement, and product and component development, manufacturing and sales.

•	Intellectual Property Licensing and Product Ventures. In 2014, we launched a licensing/product venture campaign to explore licensing and joint product development opportunities with wireless communications companies that make, use or sell chipsets and/or products that incorporate RF. We believe there are a number of communications companies that can benefit from the use of the RF technologies we have developed, whether through a license or, in certain cases, a joint product venture that would include licensing rights. During 2014 and 2015, 3LP Advisors, LLC, or “3LP,” managed our licensing operations under a licensing services agreement with us, largely on a commission basis. We terminated our agreement with 3LP effective December 31, 2015, but continue to commit both internal and external resources toward a domestic and international licensing program. In July 2016, Samsung entered into an agreement for the license of our current patent portfolio on a worldwide basis, subject to certain exclusions. See “Recent Developments”.

•	Intellectual Property Enforcement. We are involved in litigation against others in order to protect and defend our intellectual property rights. We are currently involved in a number of patent infringement cases in various forums against Qualcomm and certain of their customers, including Apple, HTC, and LG for the unauthorized use of certain of our patents. We recently entered into a patent license and settlement agreement with Samsung as a result of our enforcement actions. See “Recent Developments” and “General Business” above for a more complete discussion of our patent-related legal proceedings and settlement agreement.

•	Product and Component Sales and Services. Our product development and marketing efforts for components are focused on our RF technologies in communications industries that do not use highly integrated semiconductors, such as infrastructure, industrial and military applications. In 2014, we established a network of sales representatives throughout the U.S. and Asia and also initiated production of component products in order to provide inventory to support our sales efforts. Sales of these component products to date have been nominal; however a number of customers who have purchased sample products and evaluation kits have indicated that they are in the process of, or intend to, design these components into their current or next generation products. These component products, which use our patented technology, are also the basis for an end user product line that is under development and expected to launch in 2016. We also offer, from time to time, engineering design and consulting services, for negotiated fees, to assist customers in designing and/or testing various wireless products.

Since 2005, we have generated no licensing revenue from our RF technologies and our product and services revenue has been nominal to date. We expect to begin to recognize licensing revenue in 2016 as a result of our recent patent license and settlement agreement with Samsung. Our ability to generate revenues sufficient to offset costs and meet our contingent repayment obligations is subject to our ability to successfully enforce and defend our intellectual property rights and to secure new product and/or licensing customers for our technologies and products.

We believe the investments we make in new technology innovations and obtaining intellectual property rights on those innovations are critical business processes and, as such, we have and will continue to devote substantial resources to research and development for this purpose. We protect our intellectual property rights by securing patent protection and, where necessary, defending those patents against infringement by others. We also continue to invest in the development of products incorporating our intellectual property.

Products and Services

Our current products include a modulator/demodulator component that incorporates our proprietary technologies, as well as a small number of supporting components that are used in the assembly of wireless devices. We also have working prototypes of a WiFi product line that we expect to introduce to the market later in 2016. In addition, we offer engineering design and consulting services to third parties for negotiated fees to assist them in developing and/or testing products. As discussed above, we previously designed and produced RF chipsets that interface specifically with baseband processors produced by VIA. However, in 2014, we terminated our formal development agreement with VIA and in 2015 VIA’s CDMA assets, including its baseband processors, were sold to Intel.

We anticipate our future business will include licensing of our intellectual property, the joint development and/or sale of integrated circuits based on our technology for incorporation into wireless devices designed and manufactured by our customers, and the sale of products and components developed and manufactured by us. In addition, from time to time, we may provide engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing and testing prototypes and/or products incorporating our wireless technologies.

Our technology is capable of being incorporated for any of the mobile handset standards, as well as numerous other communications protocols such as WiFi, Bluetooth, Zigbee, and GPS. By pursuing both licensing and product opportunities, we believe our technologies can be deployed in multiple markets that incorporate RF transmitters, receivers, and/or transceivers, including mobile handsets, tablets, femtocells, digital television, machine-to-machine, RF identification, cable modems, satellite communication, and infrastructure, among others. In order to secure proper compensation for the unauthorized use of our technologies by others, our licensing efforts also include enforcement actions against parties in these markets who we believe have already deployed products that infringe certain of our patented technologies.

Competitive Position

We operate in a highly competitive industry against companies with substantially greater financial, technical, and sales and marketing resources. Our technologies face competition from incumbent providers of transceivers, such as Broadcom, Fujitsu, Intel, MediaTek, NVidia, Qualcomm, STMicroelectronics, Marvell, Texas Instruments, and others, as well as incumbent providers of power amplifiers, including companies such as Anadigics, Qorvo, and Skyworks, among others. Each of our competitors, however, also has the potential of becoming a licensing or product customer for our technologies. Competition in our industry is generally based on price and technological performance.

To date, we are unaware of any competing or emerging RF technologies, other than infringing products, which provide all the simultaneous benefits that certain of our technologies enable. Our unique technologies process RF carriers in a more optimal manner than prior traditional technologies, thereby allowing the creation of handsets and other products that have extended battery life, lower operating temperatures, more easily incorporate multiple air interface standards and frequencies in smaller form factors, improve operational performance, and reduce manufacturing costs. One or more of these benefits enable some of the key features that can be found in high volume wireless products. Our technologies provide such attractive benefits, in part, because of their unique operational and/or circuit architectures. The benefits our technologies enable include highly accurate transmission and reception of RF carriers that use less power than traditional architectures and components, thereby extending battery life, reducing heat and enabling certain size, cost, performance, and packaging advantages.

We believe the most significant hurdle to the licensing and/or sale of our technologies and products is the widespread use of certain of our technologies in infringing products produced by companies with significantly greater financial, technical and sales and marketing resources. In some cases, the disruptive nature of our technologies, the required integration of our technologies with other sub-systems in semiconductor systems on-chip, and our lack of tenure in the markets we are targeting provide further hurdles to adoption. We believe we can gain adoption and/or secure licensing agreements with unauthorized current users of one or more of our technologies, and therefore compete, based on a solid and defensible patent portfolio and the advantages enabled by our unique circuit architectures. Our circuit architectures are capable of being compliant with all current mobile phone and numerous other wireless industry standards and can be configured to accept all standard baseband data interfaces with the cooperation of the baseband processor providers. In addition, we believe that one or more of our technologies’ abilities to provide improved power efficiencies, highly accurate RF carrier waveforms, reduced cost, smaller form factors and better manufacturing yields, provides a sought-after solution to existing problems in applications for 3G, 4G, and next-generation mobile wireless standards, as well as in other applications that use wireless and wired RF where we believe our technologies can provide an attractive solution.

Production and Supply

We carry finished product inventory of our modulator/demodulator product to support our component sales efforts. Our work-in-process inventory includes unprocessed wafers that can be diced, packaged and tested with minimal lead time to provide additional finished product inventory. In addition, we own the tooling to fabricate additional components, subject to a standard foundry lead time, through our fabrication relationships with IBM Microelectronics, or “IBM.” In addition to IBM, we also have a fabrication relationship with Taiwan Semiconductor Manufacturing Company Limited, or “TSMC,” using a CMOS semiconductor process for certain components. We believe IBM and TSMC have sufficient capacity to meet our foreseeable needs. In addition, our integrated circuits have been and can be produced using different materials and processes, if necessary, to satisfy capacity requirements and/or customer preferences. In instances where our customer licenses our intellectual property, the production capacity risk shifts to that customer.

Patents and Trademarks

We consider our intellectual property, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning. We have a program to file applications for and obtain patents, copyrights, and trademarks in the U.S. and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products. As of March 31, 2016, we had 191 U.S. and 88 foreign patents related to our RF technologies. In addition, we have approximately 45 U.S. and foreign patent applications pending. We estimate the economic lives of our patents to be fifteen to twenty years and our current portfolio of issued patents have expirations ranging from 2018 to 2032.

From time to time, we obtain licenses from others for standard industry circuit designs that are integrated into our own integrated circuits as supporting components that are peripheral to our core technologies. We believe there are multiple sources for these types of standard circuits and we estimate the economic lives of the licenses to be two to five years based on estimated technological obsolescence.

Research and Development

For the quarter ended March 31, 2016 and the years ended December 31, 2015, 2014, and 2013 we spent approximately $1.0 million, $5.5 million, $8.5 million, and $10.4 million, respectively, on Company-sponsored research and development activities. Our research and development efforts have been, and are expected to continue to be, devoted to the development and advancement of RF technologies, including the development of prototype integrated circuits for proof of concept purposes, the development of production-ready silicon samples, reference designs and products for specific applications, and the creation of test programs for quality control testing of our chipsets and/or products.

Employees

As of March 31, 2016, we had 21 full-time and 2 part-time employees, of which 12 are employed in engineering research and development, 11 in executive management, sales, marketing, finance, and administration. Our employees are not represented by a labor union. We consider our employee relations satisfactory.

The Offering

Common stock to be offered by the selling shareholders	225,000
Background of the offering
The shares include (i) 200,000 shares issuable upon the exercise of the new warrant issued by us on July 8, 2016, and (ii) 25,000 shares issued to our general counsel in payment of legal fees. See “Selling Shareholders” beginning on page 15 of this prospectus.

Use of proceeds
All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent the new warrant is exercised, however, we will receive up to an aggregate of $650,000 of gross proceeds. We expect to use proceeds received from the exercise of the new warrant, if any, to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes. See “Use of Proceeds” beginning on page 15 of this prospectus.

Nasdaq Capital Market symbol	PRKR
Risk Factors
See “Risk Factors” beginning on page 9 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and included in or incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

Our independent registered certified public accounting firm has included in their audit opinion on our financial statements as of and for the year ended December 31, 2015 a statement with respect to substantial doubt regarding our ability to continue as a going concern. Our financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our suppliers and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at March 31, 2016, was approximately $335.8 million. Our net losses for the three months ended March 31, 2016 and for the year ended December 31, 2015 were approximately $5.1 million and $17.1 million, respectively. To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs. We will continue to make expenditures on patent protection and enforcement, research and development, marketing, and general operations in order to secure and fulfill any contracts that we achieve for the sale of our products or technologies. Our revenues in 2016 may not bring us to profitability and our current capital resources may not be sufficient to sustain our operations through 2016. If we are not able to generate sufficient revenues or obtain sufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment. This may also result in a change in our business strategies.

We expect to need additional capital in the future. Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses from the sale of equity securities from time to time and from loans from a litigation funding party. We anticipate that our business plan will continue to require significant expenditures for patent protection, research and development, marketing, and general operations. Furthermore, we expect that the implementation of significant cost reduction measures in order to reduce our cash needs may jeopardize our operations and future growth plans. Our current unrestricted capital resources include cash and available-for-sale securities of $1.1 million at March 31, 2016, $1 million in unrestricted funding received in May 2016 under a litigation funding arrangement, and approximately $3 million in proceeds from the July private placement. We received $10 million in February 2016 and an additional $1 million in May 2016 under a litigation funding arrangement; however, these funds are for specified use in patent enforcement actions initiated in December 2015 and June 2016. Furthermore, our funding party is entitled to priority reimbursement and compensation from any litigation settlements, licenses and other patent-related proceeds. Without the generation of sufficient revenues and/or the receipt of proceeds sufficient to reimburse our litigation funder, our current capital resources may not be sufficient to meet our working capital needs for 2016, and we may require additional capital to fund our operations. Financing, if any, may be in the form of additional litigation funding arrangements or additional sales of equity securities, including common or preferred stock. Additional litigation funding arrangements will result in further reductions in the amount of net proceeds from litigation and/or licensing activities retained by us. The sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us. The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership. The long-term continuation of our business plan is dependent upon the generation of sufficient revenues from patent enforcement actions or the sale or license of our products or technologies, additional funding, reducing expenses or a combination of the foregoing. The failure to generate sufficient revenues, raise capital or reduce expenses will have a material adverse effect on our ability to achieve our long-term business objectives.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that our patents are for entirely new technologies and that our patents are valid, enforceable and valuable. However, third parties have made claims of invalidity with respect to certain of our patents and other similar claims may be brought in the future. For example, in the Qualcomm I Action, the appellate court ruled that ten of eleven patent claims that were subject of our Qualcomm I Action were invalid. If our patents are shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial condition and business prospects. Furthermore, defending against challenges to our patents may give rise to material costs for defense and divert resources away from our other activities.

Our litigation can be time-consuming, costly and we cannot anticipate the results.

Since 2011, we have spent a significant amount of our financial and management resources to pursue patent infringement litigation against third parties. We believe this litigation, and others that we may in the future determine to pursue, could continue to consume management and financial resources for long periods of time. There can be no assurance that our current or future litigation matters will ultimately result in a favorable outcome for us. In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the matter. Unfavorable outcomes could result in exhaustion of our financial resources and could otherwise hinder our ability to pursue licensing and/or product opportunities for our technologies which would have a material adverse impact on our financial condition, results of operations, cash flows, and business prospects. We have contingent fee arrangements in place with others to reduce our litigation related expenditures; however any litigation-based, or other patent related, amounts collected by us will be subject to contingency payments to our legal counsel and other funding parties which will reduce the amount retained by us.

We are subject to outside influences beyond our control, including new legislation that could adversely affect our licensing and enforcement activities and have an adverse impact on the execution of our business plan.

Our licensing and enforcement activities are subject to numerous risks from outside influences, including new legislation, regulations and rules related to obtaining or enforcing patents. For instance, the U.S. recently enacted sweeping changes to the U.S. patent system including changes that transition the U.S. from a “first-to-invent” to a “first to file” system and that alter the processes for challenging issued patents. To the extent that we are unable to secure patent protection for our future technologies and/or our current patents are challenged such that some or all of our protection is lost, we will suffer adverse effects to our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial position, results of operations and cash flows and our ability to execute our business plan.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the wireless technology industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. For example, in the first quarter of 2016 and in the fiscal years 2015 and 2014, we spent approximately $1.0 million, $5.5 million and $8.5 million, respectively, on research and development and, we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish market share and, ultimately, to generate revenues. If another company offers better products or technologies, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

If our technologies and/or products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products, or that our technologies and products will be established in the market as improvements over current competitive offerings. If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

Our business is highly reliant on our business relationships with baseband suppliers for support of the interface of their product to our technology and the support of our sales and marketing efforts to their customers, the failure of which will have an adverse impact on our business.

The successful commercialization of our products will be impacted, in part, by factors outside of our control including the success and timing of product development and sales support activities of the suppliers of baseband processors with which our products interface. Delays in or failure of a baseband supplier’s product development or sales support activities, such as occurred in the case of our relationship with VIA, will hinder the commercialization of our products which will have an adverse impact on our ability to generate revenues and recover development expenses.

We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunity.

To achieve a wide market awareness and acceptance of our products and technologies, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate our technologies into their products and/or market products based on our technologies. The successful commercialization of our products and technologies will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements. The failure to develop or maintain these business relationships will limit the commercialization of our products and technologies which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer. If his services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in the company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan. If Mr. Parker was no longer available to the company, investors might experience an adverse impact on their investment. We currently have an employment agreement with and maintain key-employee life insurance for our benefit for Mr. Parker.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is very specialized, and therefore it is dependent on having skilled and specialized key executives and other employees to conduct our research, development and customer support activities. The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development and technical customer support activities that our products require. These activities are instrumental to the successful execution of our business plan.

Our outstanding options, warrants, and restricted share units may affect the market price and liquidity of the common stock.

At March 31, 2016, we had 11,471,310 shares of common stock outstanding and had 1,472,616 options, warrants, and restricted share units outstanding for the purchase and/or issuance of additional shares of common stock. Of these outstanding equity instruments, 1,405,409 were exercisable as of March 31, 2016. All of the shares of common stock underlying these securities are registered or are being registered for sale to the holder or for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current shareholders’ ownership.

The price of our common stock may be subject to substantial volatility.

The trading price of our common stock has been and may continue to be volatile. Between March 31, 2014 and March 31, 2016 (after giving effect to the one-for-ten reverse stock split completed on March 29, 2016), the reported high and low sales prices for our common stock ranged between $1.50 and $55.00 per share. The price of our common stock may continue to be volatile as a result of a number of factors, some of which are beyond our control. These factors include, but are not limited to, developments in outstanding litigations, our performance and prospects, general conditions of the markets in which we compete, and economic and financial conditions. Such volatility could materially and adversely affect the market price of our common stock in future periods.

There can be no assurance that we will be able to maintain compliance with the listing standards for trading on the NASDAQ Capital Market or another national securities exchange.

From April 21, 2015 to April 15, 2016, we were not in compliance with the NASDAQ minimum bid price requirement of $1. While we were able to regain compliance with this requirement, there can be no assurance that we will be able to continue maintain such compliance, or that we will be able to maintain compliance with NASDAQ’s other continued listing standards. If we are unable to maintain compliance, our common stock may no longer be listed on NASDAQ or another national securities exchange and the liquidity and market price of our common stock may be adversely affected.

We do not currently pay dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We do not currently pay dividends on our common stock and intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations and capital requirements. We therefore cannot offer any assurance that our board of directors will determine to pay special or regular dividends in the future. Accordingly, unless our board of directors determines to pay dividends, stockholders will be required to look to appreciation of our common stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us. For example, our board of directors is divided into three classes with directors having staggered terms of office, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the company without prior consultation with the board of directors and management, which may conflict with the interests of some of the shareholders.

On November 17, 2005, as amended on November 20, 2015, our board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of the company more costly. The principal objective of the plan is to cause someone interested in acquiring the company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the shareholders.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. Examples of forward-looking statements include, among others, statements we make regarding: expected operating results; anticipated levels of capital expenditures; product development and commercialization; litigation; and strategies for risk management, intellectual property protection and capturing intellectual property value.

These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including as a result of the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement. Important factors, among others, that may affect our actual results include:

•	our history of losses;

•	our need for additional capital;

•	the pace of technological change in our industry;

•	our ability to gain commercial acceptance of our products;

•	our ability to protect our intellectual property;

•	the outcome of litigation related to our intellectual property;

•	the effect of competition from other technologies;

•	our reliance on baseband suppliers in commercializing our products;

•	our dependence on key business and sales relationships; and

•	our ability to attract and retain key executives and other highly skilled employees.

We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent the new warrant is exercised, however, we will receive up to an aggregate of $650,000 of gross proceeds. We expect to use proceeds received from the exercise of the new warrant, if any, to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes.

SELLING SHAREHOLDERS

The selling shareholders, or their pledgees, assignees or successors-in-interest, are offering for resale, from time to time, up to an aggregate of 225,000 shares of our common stock.

The table below presents information regarding the selling shareholders, the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus and the number of shares and percentage of our outstanding shares of common stock each of the selling shareholders will own assuming all of the shares covered by this prospectus are sold by the selling shareholders.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling shareholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholders.

	Beneficial Ownership Before Offering(1)		Shares Offered	Beneficial Ownership After Offering
Selling Shareholder	Shares	Percent	Hereby	Shares	Percent
1624 PV, LLC(2)	200,000	1.5%	200,000	0	0%
Graubard Miller (3)	25,000	*	25,000	0	0%
_________________

*	Less than 1%.

(1)	The information in the table is based on information supplied to us by the selling shareholders. The percentages of ownership are calculated based on 12,762,428 shares outstanding as of July 27, 2016. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling shareholder has voting or dispositive power, including any shares that the selling shareholder has the right to acquire within 60 days of July 18, 2016. Unless otherwise indicated, the selling shareholders have sole voting and dispositive control over the shares of common stock.

(2)	The shares beneficially owned by 1624 before the offering represent the 200,000 shares of our common stock issuable upon the exercise of the new warrant, all of which are currently exercisable. 1624 LLC is the managing member of 1624 and has sole voting and dispositive power over shares owned by 1624.

(3)	Graubard Miller serves as our general counsel.

On December 23, 2014, we entered into a warrant subscription agreement with 1624 for the purchase of the old warrants. The aggregate purchase price for the old warrants was $1,300,000, which was paid in cash at closing of the sale of the old warrants on January 15, 2015. Under the terms of the warrant subscription agreement, we issued to 1624 the three old warrants, each exercisable for up to 188,406 shares of our common stock (for an aggregate of 565,218 shares), with exercise prices of $15.00, $25.00, and $35.00 per share, respectively, and expiring on January 15, 2018. Simultaneously with entering into the warrant subscription agreement, we also entered into a funding agreement with 1624. Under the funding agreement, 1624 committed to fund up to $7 million for the legal fees and expenses of specified future patent infringement litigation to be brought us. On July 8, 2016, pursuant to an agreement between us and 1624, 1624 exchanged the old warrants for the new warrant. The new warrant entitles 1624 to acquire up to 200,000 shares of our common stock at an exercise price of $3.25 per share and expires on June 16, 2018. The new warrant is substantially in the form of the old warrants. The old warrants, the new warrant and the underlying shares were offered and sold pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, or the “Securities Act.” As part of the exchange, we agreed to use commercially reasonable efforts to file, within thirty (30) days, a post-effective amendment to this registration statement covering the resale of all of the shares issuable upon exercise of the warrant. Accordingly, this prospectus covers the resale of such shares.

On January 26, 2015, we issued 25,000 shares to Graubard Miller, our general counsel, in payment of the firm’s legal fees. The shares were offered and sold pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Other than as described in this prospectus, the selling shareholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling shareholders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter acting in connection with the proposed sale of the resale securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner of sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirements under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller owns 25,000 shares of our common stock, which are being offered hereby. Such shares have an aggregate value of $143,500 based on the closing sale price of our common stock on July 27, 2016.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (filed on March 30, 2016);

•	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2015 (filed on May 16, 2015);

•	Current Reports on Form 8-K dated January 15, 2016 (filed on January 19, 2016), January 21, 2016 (filed on January 21, 2016), January 25, 2016 (filed on January 25, 2016), February 25, 2016 (filed on February 26, 2016), March 24, 2016 (filed on March 29, 2016), April 14, 2016 (filed on April 15, 2016), May 27, 2016 (filed on May 31, 2016), June 1, 2016 (filed on June 6, 2016), July 6, 2016 (filed on July 7, 2016), July 8, 2016 (filed on July 8, 2016) and July 15, 2016 (filed on July 18, 2016);

•	Proxy Statement dated June 24, 2016, to be used in connection with the annual meeting of shareholders on August 12, 2016; and

•	Form 8-A effective on November 30, 1993 and Form 8-A effective on November 22, 2005, as amended, registering our common stock and our rights to purchase our Series E Preferred Stock, respectively, under Section 12(g) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100.